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                                                                    Exhibit 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-28653, 333-08661, and 333-45532) pertaining to the
THERMOGENESIS CORP. Amended 1994 Stock Option Plan, (Form S-8 Nos. 33-46911 and 333-37228) pertaining to the THERMOGENESIS CORP. 1998 Employee Equity Incentive Plan, and (Form S-3 Nos. 333-61118, 333-23097, 333-01479, 33-63676, 333-44151,
333-72035, and 333-95143) of THERMOGENESIS CORP. and in the related Prospectuses of our report dated August 24, 2001, with respect to the financial statements and schedule of THERMOGENESIS CORP. included in the Annual Report (Form 10-K) for the year ended June 30, 2001.


                                                               Ernst & Young LLP
Sacramento, California
September 24, 2001